Exhibit 4.1

DELHAIZE GROUP SA/NV,

as Issuer

and

THE BANK OF NEW YORK MELLON,

as Trustee

            SECOND SUPPLEMENTAL INDENTURE

Dated as of April 10, 2012

to

Indenture

Dated as of February 2, 2009

SECOND SUPPLEMENTAL INDENTURE, dated as of April 10, 2012 (the “Second Supplemental Indenture”), between Delhaize Group SA/NV, a limited liability company duly organized and existing under the laws of the Kingdom of Belgium (the “Issuer”), and The Bank of New York Mellon, a banking corporation duly organized and existing under the laws of the State of New York, not in its individual capacity but solely as trustee (the “Trustee”).

Capitalized terms used herein and not otherwise defined herein have the meanings assigned to those terms in the Indenture (hereinafter defined) unless otherwise indicated.

R E C I T A L S

WHEREAS, the Issuer executed and delivered an indenture dated as of February 2, 2009, as supplemented or amended from time to time prior to the date hereof (the “Indenture”), between the Issuer and the Trustee;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Issuer and the Trustee may enter into one or more indentures supplemental to the Indenture, without the consent of any Holders, to (i) add covenants of the Issuer to the benefit of the Holders of all or any series of Securities or (ii) establish the terms of any series of Securities;

WHEREAS, the Issuer desires to create one additional series of Securities, the 4.125% Senior Notes Due 2019 (the “Notes”), and all action on the part of the Issuer necessary to authorize the issuance of up to $300,000,000 aggregate principal amount of such Notes has been duly taken; and

WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

TERMS AND CONDITIONS

Section 1.1. Terms and Conditions. The terms and characteristics of the Notes shall be as follows (the lettered clauses set forth below corresponding to the lettered subsections of Section 2.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture):

(a)	the title of the Notes shall be “4.125% Senior Notes due 2019” and the ISIN for the Notes is US24668PAF45;

(b)	the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture shall be limited to $300,000,000; provided, however, that such authorized aggregate principal amount may from time to time be increased above such amount by a resolution of the Board of Directors to such effect;

(c)	not applicable;

(d)	the date on which the principal of the Notes shall be payable shall be April 10, 2019;

(e)	the Notes shall bear interest at the rate of 4.125% per annum and interest shall accrue commencing on April 10, 2012. The interest payment dates on which such interest will be payable (each, an “Interest Payment Date”) shall be April 10 and October 10 of each year, or the first Business Day thereafter if April 10 or October 10 is not a Business Day, without any interest or other payment in respect of any such delay, commencing on October 10, 2012. The regular record date for the determination of Holders to whom interest is payable on any such Interest Payment Date shall be April 1 and October 1, as the case may be (in each case, whether or not a Business Day), immediately preceding the related Interest Payment Date;

(f)	not applicable;

(g)	The Notes may be redeemed in whole or in part, at the Issuer’s option, at any time and from time to time, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest and liquidated damages, if any, on the Notes being redeemed (exclusive of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points as determined by the Reference Treasury Dealer, plus, in each case, accrued and unpaid interest on the Notes being redeemed at the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of dollar denominated corporate debt securities of a comparable maturity to the remaining term of such Notes;

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Issuer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Issuer.

“Reference Treasury Dealer” means at any time (1) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer and (2) any other two Primary Treasury Dealers selected by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

(h)	not applicable;

(i)	not applicable;

(j)	not applicable;

(k)	not applicable;

(l)	not applicable;

(m)	With respect to the Notes of this series exclusively, the following covenants shall be added:

(i) Change of Control Offer

If a Change of Control Triggering Event occurs, unless the Issuer has exercised its rights to redeem the Notes as described in Section 1.1(g) above, Holders of the Notes will have the right to require the Issuer to repurchase all or any part (in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Issuer shall offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Issuer shall mail a notice to Holders of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and shall offer to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions in respect of the Notes, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached the Issuer’s obligations under the Change of Control provisions in respect of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, the Issuer shall to the extent lawful:

(A) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(B) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(C) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

In each case at the Issuer’s expense, the Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all of the Notes are then in global form, make such payment through the facilities of Euroclear, the CDI Depositary and DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note of the same series equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in minimum denomination of $2,000 and any integral multiple of $1,000 in excess of $2,000. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Issuer defaults in making the Change of Control Payment.

(ii) Negative Pledge

So long as any Notes remains outstanding, the Issuer:

(A) will not create or permit to subsist any Lien upon the whole or any part of its assets or revenues present or future to secure any Relevant Debt or any guarantee of or indemnity in respect of any Relevant Debt (save under the Cross Guarantee Agreement);

(B) will procure that no Material Subsidiary (determined at the time of incurrence) creates or permits to subsist any Lien upon the whole or any part of its assets or revenues present or future to secure any Relevant Debt of the Issuer or any guarantee or indemnity in respect of any such Relevant Debt (save under the Cross Guarantee Agreement or as set forth in clause (C) immediately below); and

(C) will procure that no Material Subsidiary (determined at the time of incurrence) gives any guarantee of, or indemnity in respect of, any of the Relevant Debt of the Issuer, unless, at the same time or prior thereto, the Issuer’s obligations under the Notes and the Indenture (1) are secured equally and ratably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, or (2) have the benefit of such other Lien, guarantee, indemnity or other arrangement not materially less beneficial to the Holders of the Notes.

(ii) Definitions

For purposes of this Section 1.1(m):

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any Person other than the Issuer or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) in a single transaction or in a related series of transactions the result of which is that any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the then outstanding number of voting rights in the Issuer’s capital stock;

or (3) the first day on which a majority of the members of the Issuer’s Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) the Issuer becomes a wholly owned subsidiary of a holding company; and (ii) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s voting stock immediately prior to that transaction. For the purposes of this definition of “Change of Control”, the term “Person” shall include a “person” as that term is used in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (A) was a member of such Board of Directors on the date the Notes were issued or (B) was proposed for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such proposal or election.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (A) each of Moody’s and S&P; and (B) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Issuer (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the Notes are rated at or below Ba1 by Moody’s and at or below BB+ by S&P on any date from the date of the public announcement by the Issuer of an arrangement that could result in a Change of Control until the end of the 60-day period following public announcement by the Issuer of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Issuer’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event).

“Relevant Debt” means any present or future indebtedness in the form of, or represented by, bonds, notes, debentures or other securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities exchange.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

(n)	the provisions relating to the Notes set out in Appendix A to the Indenture are hereby replaced with Appendix A hereto;

(o)	not applicable;

(p)	not applicable; and

(q)	not applicable.

ARTICLE II

MISCELLANEOUS

Section 2.1. Effect of Second Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture by the Issuer and the Trustee, the Indenture shall be modified and supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2. Indenture Remains in Full Force and Effect. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3. Indenture and Second Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

Section 2.4. Confirmation of Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.5. Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Second Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 2.6. Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7. Successors and Assigns. All agreements in this Second Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Issuer and the Trustee.

Section 2.8. Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended and supplemented by this Second Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

Section 2.9. Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.10. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first written above.

DELHAIZE GROUP SA/NV, as Issuer

By:	/s/ A.M. Silva Gonzalez
Name: A.M. Silva Gonzalez
Title: Vice President

Signature page to the Second Supplemental Indenture

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Trevor Blewer
Name: Trevor Blewer
Title: Vice President

Signature page to the Second Supplemental Indenture

APPENDIX A

PROVISIONS RELATING TO THE SECURITIES

1	Definitions and Interpretation

1.1	Definitions

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Applicable Procedures” means the rules and procedures of the X/N System, Euroclear, Clearstream and DTC, in each case to the extent applicable to a transaction and as in effect from time to time;

“CDI Depositary” means The Bank of New York Mellon until a successor replaces it and, thereafter, means the successor;

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency;

“Definitive Registered Certificate” means a certificate in the form of Exhibit B that evidences the registration of a Definitive Registered Security in the name of a Holder in the Register;

“Definitive Registered Security” means a Security outstanding in definitive registered form, title to which is shown by an entry in the Register;

“Domiciliary Agent” means ING Belgium SA/NV or its successor, as domiciliary agent under the Agency Agreement;

“DTC” means The Depository Trust Company, its nominees and their respective successors;

“Euroclear” means the clearing and settlement system operated by Euroclear Bank SA/NV, or any successor securities clearing and settlement agency;

“Global Securities Legend” means the legend referred to as such in Section 2.3.(i) herein;

“NBB” means the National Bank of Belgium;

“Register” means the register held by the Registrar, if any, in accordance with Section 2.4 hereof, which will show the aggregate principal amount, serial numbers and dates of issuance of Definitive Registered Securities and Definitive Registered Certificates, the names and address of the Holders and the dates of all transfers to, and the names and addresses of, all subsequent Holders, all cancellations of Definitive Registered Securities and corresponding Definitive Registered Certificates and all replacements of Definitive Registered Certificates; and

“Transfer Agent” means The Bank of New York (Luxembourg), S.A.

1.2 Other Definitions

Term:	Defined in Section:
“Global Security”	2.1	(a)

1.2 Rules of Interpretation

If any conflict or inconsistency exists between this Appendix A and the rest of the Indenture, the Indenture shall govern.

2 The Securities

2.1 Form and Dating

(a) Global Securities. Securities of any series shall be issued initially in the form of one or more permanent global Securities in bearer form (collectively, the “Global Securities”) without interest coupons and bearing the Global Securities Legend which shall be duly executed by the Issuer, authenticated by the Trustee as provided in the Indenture and deposited in the X/N System. The aggregate principal amount at maturity of the Global Securities of any series may from time to time be increased or decreased by adjustments made on the records of the Domiciliary Agent, Trustee and/or the NBB, as applicable, and on the schedules thereto as hereinafter provided.

(b) Definitive Registered Securities. Except as provided in Section 2.3, owners of Book-Entry Interests in Global Securities of any series will not be entitled to receive interests in Definitive Registered Securities in exchange for such Book-Entry Interests or physical delivery of Definitive Registered Certificates in respect of Definitive Registered Securities.

2.2 Authentication. At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by two members of the Board of Directors of the Issuer Securities of any series. Such order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Global Securities. Holders of Book-Entry Interests in Global Securities of any series will not be entitled to receive physical delivery of such Global Securities or of any individual bearer note representing a portion thereof. Any transfer of a Book-Entry Interest in a Global Security or payment of the principal, interest or premium, if any, on such interests in the Global Securities of such series other than through the X/N System or its Participants and/or Indirect Participants, shall not be enforceable against the Issuer. Global Securities of any series may be replaced, as provided in Section 2.08 of the Indenture. Every Security authenticated and delivered in exchange for, or in lieu of, a Global Security pursuant to this Section 2.3 shall be authenticated and delivered in the form of, and shall be, a Global Security, except in connection with the issuance of Definitive Registered Securities as provided in Sections 2.3(e) and 2.3(f). A Global Security may not be exchanged for another Security other than as provided in the Global Securities Legend. However, Book-Entry Interests in a Global Security may be transferred and exchanged as provided in this Section 2.3.

All Global Securities of any series will be exchanged by the Issuer in whole, but not in part, for Definitive Registered Securities of the same series, in respect of which Definitive Registered Certificates will be issued, in the event that:

(1)    (A) the NBB ceases to operate the X/N System and no successor has been appointed within 15 days after the date on which NBB gives notice of such fact to the Issuer and the Domiciliary Agent;

(B) both Euroclear and Clearstream notify the Issuer that they are unwilling or unable to continue to act as, or ceases to be, a clearing agency in respect of the Securities of such series and no successor clearing agency has been appointed within 15 days after the date on which notice of such fact is given to the Issuer;

(C) DTC notifies the Issuer that it is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the CDI Depositary at the Issuer’s request within 15 days of such notification; or

(D) if the CDI Depositary is at any time unwilling or unable to continue as CDI Depositary and a successor CDI depositary is not appointed by the Issuer within 15 days of such notification; or

(2) if, as a result of any change in, or amendment to, the laws or treaties (or any regulations, protocols or rulings promulgated thereunder) of Belgium or any other Relevant Taxing Jurisdiction affecting taxation, or any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), that becomes effective on or after the Issue Date of such series, the Issuer determines that continuing to settle the Securities of any series through the X/N System would require it on the occasion of the next payment due in respect of the Securities of such series to make a deduction or withholding from any payment in respect of such Securities, which deduction or withholding would not then be required in respect of Definitive Registered Securities.

In the event that Global Securities of any series become exchangeable pursuant to clause (1)(A) above:

(i) the Issuer shall (a) issue Definitive Registered Securities of such series in an aggregate principal amount equal to the principal amount of the Global Securities of such series and (b) instruct the Domiciliary Agent to request the NBB to cancel the Global Securities of such series within five Business Days after such request; and

(ii) the Registrar shall: (a) arrange for the Definitive Registered Securities of such series to be issued in the amount of and in the name of the holders of book-entry interests in the certificated depositary interests representing interests in the Global Securities of such series (for the latter, based on instructions received by it from the CDI Depositary, in turn based on instructions from DTC); and (b) upon cancelation of the Global Securities of such series by the NBB, arrange for the entry of the Definitive Registered Securities of such series in the register kept by the Issuer and any other Register and the delivery of certificates evidencing the entry of the Definitive Registered Securities of such series in such register in the name of the relevant holders of book entry interests.

In the event that Global Securities of any series become exchangeable pursuant to clause 1(B) or (2) above:

(i) the Registrar shall deliver to the Issuer a request for the issue of Definitive Registered Securities of such series in an aggregate principal amount equal to the principal amount of the Global Securities of such series;

(ii) the Issuer shall (a) issue Definitive Registered Securities of such series in an aggregate principal amount equal to the principal amount of the Global Securities of such series and (b) instruct the Domiciliary Agent to request the NBB to cancel the Global Securities of such series within five business days after such request; and

(iii) the Registrar shall: (a) arrange for Definitive Registered Securities of such series to be issued in the amount of and in the name of the holders of book-entry interests in the certificated depositary interests representing interests in the Global Securities of such series (for the latter, based on instructions received by it from the CDI Depositary, in turn based on instructions from DTC); and (b) arrange for the entry of the

Definitive Registered Securities of such series in the register kept by the Issuer and any other Register and the delivery of certificates evidencing the entry of the Definitive Registered Securities of such series in such register in the name of the relevant holders of book-entry interests.

At the time of the exchange of the Definitive Registered Securities of any series, the entries made of the Definitive Registered Securities of such series in the Register shall correspond with the last entries in the accounts of the X/N System and/or its Participants (or as directed by them).

In the event that Global Securities of any series become exchangeable pursuant to clause (1)(C) or (D) above:

(i) the Issuer shall (a) issue Definitive Registered Securities of such series in an aggregate principal amount equal to the principal amount of the Global Securities of such series and (b) instruct the Domiciliary Agent to request the NBB to cancel the Global Securities of such series within five business days after such request; and

(ii) the Registrar shall: (a) arrange for Definitive Registered Securities of such series to be issued in the amount of and in the name of the holders of book-entry interests in the certificated depositary interests representing interests in the Global Securities of such series (based on instructions received by it from the CDI Depositary, in turn based on instructions from DTC); and (b) arrange for the entry of the Definitive Registered Securities of such series in the register kept by the Issuer and any other Register and the delivery of certificates evidencing the entry of the Definitive Registered Securities of such series in such register in the name of the relevant holders of certificated depositary interests.

(b) General Provisions Applicable to Transfers and Exchanges of the Securities. Transfers of Book-Entry Interests in the Global Securities of any series (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Security) shall require compliance with this Section 2.3(b), as well as one or more of the other paragraphs of this Section 2.3, as applicable.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Securities), the Domiciliary Agent must receive: (i) a written order from a Participant or an Indirect Participant given in accordance with the Applicable Procedures directing the Domiciliary Agent to debit, or cause to be debited, from the transferor or person exchanging a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given in accordance with the Applicable Procedures directing the Domiciliary Agent to, credit or cause to be credited, a Book-Entry Interest in another Global Security of the same series in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the account of the Participant to be credited with such increase.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Security of the same series, the Domiciliary Agent must receive: (i) a written order from a Participant or an Indirect Participant given in accordance with the Applicable Procedures directing the Domiciliary Agent to debit, or cause to be debited, from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Domiciliary Agent to direct the Transfer Agent to cause the Issuer to issue, and the to arrange for the entry in the Register of, a Definitive Registered Security of the same series in an amount equal to the Book-Entry Interest to be transferred or exchanged and the Issuer to issue, and the Trustee to authenticate, Definitive Registered Certificates in respect of Definitive Registered Securities of such series; and (iii) instructions containing information regarding the Person in whose name such Definitive Registered Security shall be registered to effect such transfer or exchange.

In connection with any transfer or exchange of Definitive Registered Securities of any series, the Holder of such Securities shall present or surrender to the Transfer Agent the corresponding Definitive Registered Certificate(s) duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and Transfer Agent duly executed by such Holder or by its attorney, duly authorized in writing.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Securities of any series contained in the Indenture, the Domiciliary Agent shall issue to the NBB a new “Schedule of Increases or Decreases in Global Note” to be attached to the relevant Global Securities of such series reflecting the increase or decrease, as applicable, in the principal amount at maturity of such Global Securities and shall at the same time provide the Trustee with a copy of such schedule.

(c) Transfer of Book-Entry Interests in Global Securities to Definitive Registered Securities. A Holder of a Book-Entry Interest in a Global Security of any series may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Security of the same series within 60 days following notice given by the Issuer or the Trustee of an Event of Default specified in Clause (a), (b), (f), (g) or (h) of Section 6.01 of the Indenture with respect to the Securities of such series only if such transfer complies with the requirements of Sections 2.3(b) and (to the extent applicable by its terms) 2.3(h).

Upon receipt of the orders and instructions required by Section 2.3(b), the Domiciliary Agent shall (i) deliver, or cause to be delivered to the NBB a new “Schedule of Increases or Decreases in Global Note” reflecting the decrease in the amount of the relevant Global Security of such series by the principal amount at maturity of such transfer (and shall at the same time provide the Trustee with a copy of such schedule), (ii) thereafter, debit, or cause to be debited, the accounts of the relevant Participant in connection with such transfer and (iii) shall give notice to the Transfer Agent, which shall cause the Issuer to exchange the Book-Entry Interests so transferred against Definitive Registered Securities of such series in an aggregate principal amount at maturity equal to the aggregate principal amount at maturity of such Book-Entry Interests and in the names set forth in the instructions received by the Domiciliary Agent and cause the Trustee, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.3 of the Indenture, to authenticate one or more Definitive Registered Certificates in respect of such Definitive Registered Securities of such series. The Transfer Agent shall instruct the Registrar to record such transfer in the Register.

(d) Exchanges of Book-Entry Interests in Global Securities for a Definitive Registered Security. A Holder of a Book-Entry Interest in a Global Security of any series may exchange such Book-Entry Interest for Definitive Registered Security of the same series within 60 days following notice given by the Issuer or the Trustee of an Event of Default specified in clause (a), (b), (f), (g) or (h) of Section 6.01 the Indenture with respect to the Securities of such series if the exchange complies with the requirements of Sections 2.3(h) and (to the extent applicable by its terms) 2.3(b).

Upon receipt of the orders and instructions required by Section 2.3.2, the Domiciliary Agent shall (i) debit, or cause to be debited, the accounts of the relevant Participants, (ii) deliver, or cause to be delivered, to the NBB a new “Schedule of Increases or Decreases in Global Note” reflecting the decrease in amount of the relevant Global Security of such series by the principal amount at maturity of such exchange (and shall at the same time provide the Trustee with a copy of such schedule) and (iii) give notice to the Transfer Agent which shall cause the Issuer to exchange the Book-Entry Interests so transferred against Definitive Registered Securities of such series in an aggregate principal amount at maturity equal to the aggregate principal amount at maturity of such Book-Entry Interests and in the names set forth in the instructions received by the Domiciliary Agent, and cause the Trustee, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.3 of the Indenture, to authenticate one or more Definitive Registered Certificates in respect of such Definitive Registered Securities. The Transfer Agent shall instruct the Registrar to record such exchange in the Register. The Trustee will deliver (at the Issuer’s expense) the Definitive Registered Certificates in respect of the relevant Definitive Registered Securities of such series to the Holders entitled thereto.

(g) Transfer of Definitive Registered Securities for Definitive Registered Securities. Any Holder of a Definitive Registered Security may transfer such Security to a Person who receives such security in the form of a Definitive Registered Security of the same series if the transfer complies with Section 2.3(b) and (to the extent applicable by its terms) 2.3(h).

Upon the receipt of any Definitive Registered Certificates of any series, the Transfer Agent shall cancel such Definitive Registered Certificates pursuant to Section 2.11 of the Indenture and complete and deliver to the Issuer a new Definitive Registered Certificate in respect of the transferred Definitive Registered Security. The Issuer shall execute and the Trustee shall authenticate and deliver such new Definitive Registered Certificate to such Person(s) as the Holder of the Definitive Registered Security of such series being transferred shall designate. In addition, the Transfer Agent shall instruct the Registrar to record such transfer in the Register.

(h) Restrictions on Transfers

The Issuer will not be required to register the transfer or any of the Definitive Registered Securities of any series selected for redemption or due to be redeemed:

(1) for a period of 5 days before the date for redemption; or

(2) for a period of 5 days before an interest payment date.

(i) Legend

Each Global Security of any series (and all Global Securities of such series issued in exchange therefor or in substitution thereof) shall bear the Global Securities Legend in substantially the form set out below (each defined term in the legend being defined as such for purposes of the legend only):

Global Securities Legend:

ANY UNITED STATES PERSON WHO HOLDS THIS SECURITY WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE UNITED STATES INTERNAL REVENUE CODE.

THIS GLOBAL NOTE IS ACCEPTED FOR CLEARANCE THROUGH THE X/N SYSTEM OPERATED BY THE NBB (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) AND IS HELD BY THE NBB FOR THE ACCOUNT OF THE PARTICIPANTS OF THE X/N SYSTEM, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE DOMICILIARY AGENT MAY AMEND THE “SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE” AS MAY BE REQUIRED PURSUANT TO SUCH INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED, IN WHOLE OR IN PART, PURSUANT TO SUCH INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF SUCH INDENTURE AND (4) THE NBB MAY ENTRUST THIS GLOBAL NOTE TO A SUBDEPOSITARY THAT WILL ACT AS AGENT AND FOR THE ACCOUNT OF THE NBB. THE AGREEMENT BETWEEN THE NBB AND THE SUBDEPOSITARY MAY NOT DEVIATE FROM THE PROVISIONS OF THE CLEARING AGREEMENT (AS DEFINED IN THE INDENTURE GOVERNING THIS GLOBAL NOTE) IN RESPECT OF THIS GLOBAL NOTE.

(j) Cancellation and/or Adjustment of Global Securities. Within 10 Business Days following the repayment of the Securities of any series, the Issuer shall withdraw, against receipt, from the NBB the Global Securities of such series and the withdrawn Global Securities shall be voided by perforation of such Global Securities. At any time prior to such cancellation, if any Book-Entry Interest in a Global Security of such series is exchanged for, or transferred to, a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Security of such series or as a Definitive Registered Security of such series, the principal amount at maturity of Securities of such series represented by such Global Security will be reduced accordingly and the Domiciliary Agent shall provide a new “Schedule of Increases or Decreases in Global Note” to the NBB to reflect such reduction (and shall at the same provide the Trustee with a copy of such schedule); and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Security of such series, such other Global Security will be increased accordingly and the Domiciliary Agent shall provide a new “Schedule of Amendments of the Principal” to the NBB to reflect such increase (and shall at the same provide the Trustee with a copy of such schedule).

(k) Obligations with Respect to Transfers and Exchanges of Securities

(i) To permit registrations of transfers and exchanges, the Issuer shall execute, and the Trustee shall authenticate, Definitive Registered Certificates and Global Securities at the Transfer Agent’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any taxes, assessments, or other governmental charges payable in connection therewith (other than any such taxes, assessments or other governmental charges payable upon exchanges pursuant to Sections 2.10 and 9.05 of the Indenture and any mandatory offer to purchase Securities in a supplemental indenture).

(iii) Prior to the due presentation for registration of transfer of any Security of any series, the Issuer, the Trustee, each Paying Agent or the Registrar may deem and treat (in the case of a Global Security issued in bearer form) the Holder of such Security as determined as provided in Section 2.14 of the Indenture or (in any other case) the person in whose name a Security is registered in the Register as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Issuer, the Trustee, each Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Securities of any series exchanged pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the exchanged Securities of such series surrendered upon such transfer or exchange.

(l) No Obligation of the Trustee

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security of any series, a member of, or a Participant or any other Person with respect to the accuracy of the records of the X/N System, the NBB or its nominee or of any Participant or Indirect Participant, with respect to any ownership interest in the Securities of any series or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the NBB) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders under the Securities of any series shall be given or made only to such Holders (which shall be the NBB or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security of any series shall be exercised only through the X/N System and its Participants and Indirect Participants, subject to the Applicable Procedures. The Trustee may rely and shall be fully protected in relying upon information furnished by the X/N System with respect to its members, Participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Participants, Indirect Participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Certain Provisions Relating to the Register

(a) Access to the Register

Holders may, upon reasonable advance notice to the Registrar and during normal business hours, inspect the Register at the office of the Registrar.

(b) Registration of Transfers in the Register

The Registrar shall receive requests for the exchange or Transfer of Definitive Registered Securities of any series in accordance with the Indenture and shall make the necessary entries in the Register.